Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                                     QUARTER ENDED
                                          July 28, 1995   July 29, 1994
Shares issued at beginning
  of period                                   7,898,674       8,807,391
Less repurchased shares at
  beginning of period                               ---        (908,701)
Shares outstanding at
  beginning of period                         7,898,674       7,898,690
Repurchase of common shares
  weighted average                                  ---         (59,341)
Net issuance of shares
  under employee stock plans,
  weighted average                               44,582             384
Weighted average common
  shares outstanding                          7,943,256       7,839,733
Assumed exercise of stock
  options, weighted average
  of incremental shares                         338,769         227,805
Average shares and
  share equivalents
  outstanding                                 8,282,025       8,067,538
Earnings per share                           $     0.50      $     0.30
Net Income                                   $4,126,000      $2,401,000
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